Exhibit 99.1

National CineMedia, Inc. and Screenvision Respond to Justice Department Action

~ Companies Defend Their Merger~

~ Combined Company Will Benefit Advertisers and Theatre Circuit Partners~

Centennial, CO – November 3, 2014 – National CineMedia, Inc. (NASDAQ: NCMI) (the “Company” or “NCM”) and Screenvision, LLC (“Screenvision”) defended their proposed merger in response to the complaint filed by the U.S. Department of Justice (“DOJ”) seeking to block their combination.

NCM Chairman and CEO Kurt Hall said, “I am obviously very disappointed that the DOJ did not see the benefits of the new combined company to our advertising clients and their agencies and our exhibitor partners. We look forward to demonstrating those benefits. Combining NCM and Screenvision will enable us to offer advertisers a better product with the broader reach, ubiquitous geographic coverage, more advertising impressions, enhanced targeting capability, and lower costs that advertising clients and their agencies seek. With a better product we will generate more advertising revenue for our theatre circuit partners. Advertisers, exhibitors and shareholders all will benefit from this combination which will better enable NCM 2.0 to compete in the increasingly competitive video advertising marketplace.”

Screenvision CEO Travis Reid noted, “The merger preserves all the desirable attributes of cinema advertising while allowing the combined company to compete more effectively on dimensions important to advertisers. Together, NCM and Screenvision will be more competitive in the expanding video advertising marketplace and provide long term incremental advertising revenue to our theater partners.”

Benefits of the Combined Company

Greater Reach

Advertisers place a premium value on reach. The merger will increase the number of theatre attendees reached by approximately 60%, allowing NCM 2.0 to offer a greater number of the advertising impressions that will be more competitive with cable and broadcast TV networks and online and mobile video advertising platforms.

Ubiquitous Coverage

Advertisers value ubiquitous audience coverage. NCM and Screenvsion’s competitors including TV broadcasters, many cable programmers and virtually all the online and mobile advertising platforms have ubiquitous national reach. This limits NCM’s and Screenvision’s current ability to compete for the budgets of national brands, most notably QSRs, Retailers and CPG brands who have businesses with national distribution (or store) networks that require their advertising to be in virtually all markets in which they operate. The merger will allow the combined company to offer advertisers the ubiquity they require.

Ability to Target Specific Audience Demographics

Advertisers prefer to buy a network that can provide a high percentage of a specific age or gender demographic group (e.g., Female18-34); audience members outside that target represent waste that is inefficient for the advertiser and the network. Neither NCM nor Screenvision alone have a large enough base of attendance (advertising impressions) to target specific audience groups as well as TV networks or online and mobile video advertising platforms. The increase in advertising impressions resulting from the merger will provide enough advertising impressions to enable us to create targeted buys across the nearly 80 age and gender demographic groups currently sold on a guaranteed basis by TV networks and to provide the psychographic and other more precise targeting provided by Internet and mobile advertising platforms.

Lower Costs for Advertisers

While demanding reach, ubiquity and targeting capability, advertisers also want advertising platforms that will make it less difficult to plan and execute their advertising strategies. Advertisers want a single network that provides consistency across all impressions purchased, makes it less difficult to compare performance with other media acquired for a specific campaign, and improves efficiency of media buying process (i.e., takes less time to execute). The merger creates the network that advertisers tell us they want to buy and eliminates the costs associated with the many differences between the NCM and Screenvision networks including differing proposal and rating point estimate processes, different pre show quality and format and ad placement, confusing messaging about reach and market coverage and the value of preshow placement, different pricing methodologies, different delivery technologies and different posting processes.

Significant Expense Synergies

As a result of the merger more than $30 million of annual recurring operating expense synergies will be realized through the elimination of duplicative functions and operating costs. These operating expense savings will be reinvested into upgrading the network equipment within theatres and creating new systems like CATO (NCM’s planned “Cinema Audience Targeting Optimizer”), to make our cinema advertising product even more attractive to advertisers.

As previously announced, the boards of directors of both NCM, Inc. and Screenvision, as well as, Screenvision’s equity owners, approved a plan to combine to create a stronger combined cinema advertiser.

About National CineMedia, Inc.

National CineMedia (NCM) operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. NCM presents cinema advertising across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc. (NYSE: AMC), Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 183 Designated Market Areas® (49 of the top 50) and includes over 20,000 screens (approximately 19,200 connected to our Digital Content Network). During 2013, over 710 million patrons (on an annualized basis) attended movies shown in theaters in which NCM currently has exclusive cinema advertising agreements in place. NCM Digital offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 33 entertainment-related websites, online solutions and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 45.8% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com.

About Screenvision

Headquartered in New York, N.Y., Screenvision is a national leader in cinema advertising, offering on-screen advertising, in-lobby promotions, and integrated marketing programs to national, regional, and local advertisers. Screenvision provides comprehensive cinema advertising representation services to top tier theatrical exhibitors presenting the highest quality moviegoing experience. The Screenvision cinema advertising network is comprised of over 14,200 screens in 2,200+ theater locations across all 50 states and 94 percent of DMAs nationwide; delivering through more than 150 theatrical circuits, including six of the top 10 exhibitor companies.

Forward Looking Statements

This press release contains various forward-looking statements that reflect the current expectations or beliefs of the respective companies’ managements regarding future events, including statements about the proposed merger. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although NCM believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, the outcome of our defense of the merger with the DOJ and the combined company’s ability to timely and successfully integrate Screenvision’s operations into those of NCM and achieve the anticipated expense synergies and increased revenue and earnings. NCM is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to NCM’s Securities and Exchange Commission filings, including the “Risk Factor” section of NCM’s Annual Report on Form 10-K for the year ended December 26, 2013 and subsequent filings, for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com